Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information:

Investor Contact:

Mark Namaroff

Sr. Director of Investor Relations and Corporate Communications

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Results for the Third Quarter Ended April 30, 2017

and Declares Quarterly Cash Dividend

Revenue and Profitability In-Line; Fiscal 2017 Guidance Revised Primarily on

Lower Ultrasound Revenue and Margin

PEABODY, Mass. (June 6, 2017)—Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced results for its third quarter ended April 30, 2017.

Highlights during the third quarter (comparisons are against Q3 of fiscal 2016) included:

•	Revenue of $122.2 million, down 5%
•	Gross margin of 43%
•	GAAP operating margin of (53%); Non-GAAP operating margin of 10%
•	GAAP diluted EPS of ($4.78); Non-GAAP diluted EPS of $0.79
•	Operating cash flow of $13 million with free cash flow of $11 million
•	Non-cash asset impairment charge of $73 million for goodwill and intangibles in the Ultrasound business

Revenue for the third quarter of fiscal 2017 was $122.2 million compared with revenue of $128.0 million in the third quarter of fiscal 2016. GAAP net loss for the third quarter of fiscal 2017 was ($59.7) million, or ($4.78) per diluted share, compared with net income of $5.0 million, or $0.40 per diluted share, in the third quarter of fiscal 2016. Included in the GAAP net loss and diluted EPS for the third quarter of fiscal 2017 was a $2.1 million, or $0.11 per diluted share, restructuring charge due to severance expense associated with the previously announced 2017 Restructuring Plan. Also included in the GAAP net loss and EPS is a non-cash, pre-tax, asset impairment charge of $73.1 million, or $5.29 per diluted share, in the third quarter of fiscal 2017 due to the write-down of goodwill and intangibles in the Ultrasound business.

Non-GAAP net income for the third quarter of fiscal 2017, excluding the above-mentioned items, was $10.0 million, or $0.79 per diluted share, compared with $10.1 million, or $0.80 per diluted share, in the prior year’s third quarter. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

For the first nine months of fiscal 2017, revenue totaled $374.8 million, up 1% from the same period in the prior year. Fiscal year-to-date GAAP net loss was ($49.6) million, or ($3.98) per diluted share, compared with net income of $3.4 million, or $0.27 per diluted share, from the same period in 2016. Included in GAAP net income and EPS for the first nine months of fiscal 2017 were restructuring charges of $2.4 million, or $0.12 per diluted share, for severance-related expenses and pre-tax asset impairment charges totaling $83.5 million, or $5.83 per diluted share, primarily associated with the write-down of goodwill and intangibles related to lower forecasted revenue in Ultrasound. Included in GAAP net income and diluted EPS for year-to-date fiscal 2017 was a $10.2 million, or $0.52 per diluted share, benefit due to a contingent consideration adjustment associated with a decrease in forecasted revenues from the Oncura veterinary acquisition. Included in GAAP net income and diluted EPS for the first nine months of fiscal 2016 was a pre-tax accrual of $13.3 million, or $1.01 per diluted share, associated with the inquiry involving the company’s Danish subsidiary BK Medical and a pre-tax restructuring charge of $8.3 million, or $0.42 per diluted share. Year-to-date non-GAAP net income was $27.9 million, or $2.20 per diluted share, compared with $32.0 million, or $2.53 per diluted share, in the same period last year.

Fred Parks, president and CEO, commented, “Third-quarter results were in-line with expectations, nonetheless we are confident our performance will eventually benefit from the restructuring actions announced last quarter. As anticipated, revenues declined year over year due to lower revenue in our Ultrasound and Medical Imaging businesses. Our efforts in Ultrasound to optimize the product portfolio and reduce operating expenses are on track to be completed by fiscal year-end. We are driving solid performance in Security as we capitalize on continued demand for high-speed systems.

“During the quarter, Analogic incurred a significant asset impairment charge associated with the write-off of goodwill and intangibles in our Ultrasound business resulting from our revised revenue expectations for the general imaging product being offered by our technology partner and revenues from our Oncura veterinary business. Additional delays due to software development and new applications resulted in a reassessment of our long-term expectations for our general imaging product. Also, we have decided to discontinue further investment in our handheld Sonic Window platform. Our Ultrasound business is returning to our core of urology and surgical guidance with upside opportunities in point-of-care and eventually general imaging.”

Segment Revenues for the Third Quarter

Medical Imaging segment revenue was $69.5 million for the third quarter of fiscal 2017, down 5% from revenue of $72.9 million in the same period of fiscal 2016, due to lower revenues in CT and MRI, offset by favorable performance in Motion. Year-to-date Medical Imaging revenues were $209.0 million, down 1% from fiscal 2016.

Ultrasound segment revenue was $34.8 million for the third quarter of fiscal 2017, down 7% from revenue of $37.6 million in the same period of fiscal 2016, due to delays in general imaging system sales and lower point-of-care revenue, partially offset by growth in China and Europe distributors. Year-to-date Ultrasound revenues were $110.9 million, down 6% from last year.

Security and Detection segment revenue was $17.9 million for the third quarter of fiscal 2017, up 2% from revenue of $17.5 million, on continued demand for high-speed checked baggage screening systems. Year-to-date Security and Detection revenues were $54.9 million, up 31% from last year.

Fiscal 2017 Outlook

Total company revenue for fiscal 2017 is now expected to be down low to mid-single digits compared with fiscal 2016 with non-GAAP operating margins in the range of 8.5% – 9.5% resulting in non-GAAP earnings per share between $2.40 and $2.70.

•	Ultrasound revenue is expected to be down high single digits with negative low-double-digit operating margins as the company finishes its restructuring plan and product portfolio optimization effort.
•	Medical Imaging revenue is expected to be down mid-single digits with continued high-teens non-GAAP operating margins due to a customer insourcing decision in CT.
•	Security and Detection is expected to have high-teens revenue growth with low-teens non-GAAP operating margins driven by a strengthening outlook for international high-speed tenders coupled with a higher revenue run-rate for medium-speed systems in the U.S.

Fred Parks commented, “The Ultrasound business assessment completed last quarter will result in a more focused product portfolio with lower operating expenses. We have revised our guidance for fiscal 2017 due partially to lower expected revenues from ultrasound as we work through our restructuring and product optimization efforts. Specifically, our Oncura Veterinary business is expected to have lower revenues in our fiscal fourth quarter. We are currently looking at strategic alternatives for the Oncura Veterinary and Sonic Window businesses.”

The Company expects to provide a revised fiscal 2018 outlook in its earnings release for the fourth quarter of fiscal 2017.

The Company does not provide a GAAP operating margin and earnings outlook because it is unable to reliably forecast many of the items that are excluded from the calculation of non-GAAP operating margin and earnings. These items could cause our GAAP operating margins and earnings to differ materially from the corresponding non-GAAP values. For more information, see “Use of Non-GAAP Financial Measures,” below.

Quarterly Cash Dividend

On June 1, 2017, Analogic’s Board of Directors declared a $0.10 cash dividend for each common share for its third fiscal quarter ended April 30, 2017. The cash dividend will be payable on June 30, 2017, to shareholders of record on June 16, 2017.

Use of Non-GAAP Financial Measures

We supplement our GAAP financial reporting with certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP operating margin, non-GAAP other income and expense, non-GAAP net income, non-GAAP effective tax rate and non-GAAP diluted earnings per share. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have included at the end of this document a reconciliation of each historical non-GAAP financial measure used in this document to the most directly comparable GAAP financial measure.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, in forecasting and planning for future periods, and in determining payments under our compensation programs. We also believe that non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and in comparing financial results across accounting periods and to those of other companies.

With respect to forwarding-looking measures, we provide an outlook for our non-GAAP operating margins and earnings. We do not provide operating margin or earnings outlook on a GAAP basis. Many of the items that we exclude from our non-GAAP operating margin and earnings calculations, such as amortization of intangibles, acquisition related costs, restructuring expenses, and one-time tax adjustments, are less capable of being controlled or reliably predicted by management. These items could cause our GAAP operating margins and earnings to vary materially from the corresponding Non-GAAP figures presented in our outlook statements.

Forward-Looking Statements

Any statements about future expectations, plans, and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to product development and commercialization, limited demand for the Company’s products, limited number of customers, risks associated with competition, uncertainties associated with regulatory agency approvals, competitive pricing pressures, downturns in the economy, the risk of potential intellectual property litigation, acquisition related risks, and other factors discussed in our most recent quarterly and annual reports filed with the Securities and Exchange Commission. In addition, the forward looking statements included in this presentation represent the Company’s views as of the date of this document. While the Company anticipates that subsequent events and developments will cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any later date.

Conference Call Details

Analogic will conduct an investor conference call on Tuesday, June 6, 2017 at 5:00 p.m. (ET) to discuss the third quarter results and outlook for fiscal 2017. To participate in the conference call, dial 1-866-823-6992, or 1-334-323-7225 for international callers, approximately ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, passcode 42748. You will then be asked for your name, organization, and telephone number, and be connected to the conference. The earnings release and, just prior to the call, presentation materials related to the quarterly financial information will be posted on the Company’s website at http://investor.analogic.com.

The call will also be available via webcast in listen-only mode. To listen to the webcast, visit investor.analogic.com approximately five to ten minutes before the conference is scheduled to begin. A telephone digital replay will be available approximately two hours after the call is completed through midnight Thursday, July 6, 2017. To access the digital replay, dial 1-877-919-4059 or 1-334-323-0140 for international callers. The passcode is 66844423.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through midnight July 6, 2017. For more information on the conference call, visit www.analogic.com, call 978-326-4058, or email investorrelations@analogic.com.

Analogic – Celebrating 50 Years of Imaging Innovation

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI), and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	April 30, 2017	April 30, 2016	April 30, 2017	April 30, 2016
Net revenue:
Product	$120,791	$126,376	$371,373	$366,443
Engineering	1,371	1,604	3,448	4,354

Total net revenue	122,162	127,980	374,821	370,797

Cost of sales:
Product	68,667	71,340	210,149	202,410
Engineering	1,334	1,707	3,180	3,736

Total cost of sales	70,001	73,047	213,329	206,146

Gross profit	52,161	54,933	161,492	164,651

Operating expenses:
Research and product development	14,899	16,464	46,962	50,269
Selling and marketing	16,356	15,796	51,894	46,278
General and administrative	10,377	13,208	27,978	48,712
Restructuring	2,080	1,839	2,379	8,269
Asset impairment charges	73,051	—	83,474	—

Total operating expenses	116,764	47,307	212,687	153,528

(Loss) income from operations	(64,603)	7,626	(51,195)	11,123
Total other income (expense), net	57	(934)	(357)	(4,899)

(Loss) income before income taxes	(64,546)	6,692	(51,552)	6,224
(Benefit from) provision for income taxes	(4,882)	1,722	(1,934)	2,863

Net (loss) income	$(59,664)	$4,970	$(49,618)	$3,361

Net (loss) income per share
Basic	$(4.78)	$0.40	$(3.98)	$0.27
Diluted	$(4.78)	$0.40	$(3.98)	$0.27
Dividends declared and paid per share	$0.10	$0.10	$0.30	$0.30
Weighted-average shares outstanding:
Basic	12,486	12,392	12,457	12,412
Diluted	12,486	12,553	12,457	12,623

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)
	April 30, 2017	July 31, 2016
Assets:
Cash and cash equivalents	$158,633	$118,697
Accounts receivable, net	$93,560	112,412
Inventory	$144,344	145,513
Other current assets	$12,131	12,182

Total current assets	$408,668	388,804
Property, plant, and equipment, net	$105,539	107,790
Intangible assets and goodwill, net	$29,750	119,109
Other non-current assets	$23,720	17,194

Total Assets	$567,677	$632,897

Liabilities and Stockholders’ Equity:
Accounts payable	$29,211	$28,575
Accrued liabilities	34,392	41,057
Other current liabilities	8,730	8,835

Total current liabilities	72,333	78,467
Long-term liabilities	13,630	23,253
Stockholders’ equity	481,714	531,177

Total Liabilities and Stockholders’ Equity	$567,677	$632,897

NON-GAAP STATEMENTS OF OPERATIONS RECONCILIATION

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	April 30, 2017	April 30, 2016	April 30, 2017	April 30, 2016

GAAP (Loss) Income From Operations	$(64,603)	$7,626	$(51,195)	$11,123
Share-based compensation expense (Note 1)	2,195	2,934	6,355	7,077
Acquisition-related revenues and expenses (Note 2)	(23)	2,462	(3,876)	7,016
BK Medical distributor matter inquiry related costs (Note 3)	8	39	24	10,273
Restructuring (Note 4)	2,080	1,839	2,379	8,269
Asset impairment charges (Note 5)	73,051	—	83,474	—

Non-GAAP Income From Operations	$12,708	$14,900	$37,161	$43,758

Percentage of Total Net Revenue	10.4%	11.6%	9.9%	11.8%

GAAP Other Income (Expense), net	$57	$(934)	$(357)	$(4,899)
BK Medical distributor matter inquiry related costs (Note 3)	—	—	—	3,211

Non-GAAP Other Income (Expense), net	$57	$(934)	$(357)	$(1,688)

Percentage of Total Net Revenue	0.0%	-0.7%	-0.1%	-0.5%

GAAP Tax (Benefit) Provision (Note 6)	$(4,882)	$1,722	$(1,934)	$2,863
GAAP Tax Rate	7.6%	25.7%	3.8%	46.0%
Non-GAAP Tax Provision (Benefit) (Note 6)	2,803	3,866	$8,877	$10,119
Non-GAAP Tax Rate	22.0%	27.7%	24.1%	24.1%

GAAP Net (Loss) Income	$(59,664)	$4,970	$(49,618)	$3,361
Share-based compensation expense (Note 1)	1,453	1,996	4,310	4,908
Acquisition-related revenues and expenses (Note 2)	338	1,958	(1,410)	5,669
BK Medical distributor matter inquiry related costs (Note 3)	433	30	443	12,687
Restructuring (Note 4)	1,367	1,146	1,557	5,327
Asset impairment charges (Note 5)	66,035	—	72,645	—

Non-GAAP Net Income	$9,962	$10,100	$27,927	$31,952

Percentage of Total Net Revenue	8.2%	7.9%	7.5%	8.6%

GAAP Diluted Net (Loss) Income Per Share	$(4.78)	$0.40	$(3.98)	$0.27
Effect of non-GAAP adjustments	$5.57	$0.40	6.19	2.26

Non-GAAP Diluted Net Income Per Share	$0.79	$0.80	$2.20	$2.53

Note 1: Exclusion of variable share-based compensation expense allows consistency of operating results between periods and other companies.

Note 2: During fiscal years 2016 and 2017, we incurred acquisition costs related to the Ultrasonix Medical Corporation, PocketSonics, Inc., and Oncura Partners Diagnostics, LLC acquisitions, which we closed on March 2, 2013, September 20, 2013, and January 8, 2016, respectively. Costs included the amortization of intangibles and legal fees of $3 million and $11.6 million for the three and nine months ended April 30, 2017, respectively. Costs also included the adjustment for a decrease in the contingent consideration accrual of $2.1 million and $10.2 million for the three and nine months ended April 30, 2017, respectively.

Note 3: During the three and nine months ended April 30, 2017, we incurred $8 thousand and $24 thousand, respectively, of pre-tax inquiry-related costs, respectively, associated with the BK matter, as initially disclosed in our annual report on Form 10-K for the fiscal year ended July 31, 2011. This matter relates to transactions we identified involving our Danish subsidiary, BK Medical, and certain of its foreign distributors, regarding compliance with the law.

Note 4: During each of the three and nine months ended April 30, 2017, we incurred pre-tax charges of $2.1 million and $2.4 million, respectively, primarily due to severance and related costs for involuntary terminated employees.

Note 5: As a result of continuing losses in the Oncura business, and the declining business outlooks for the Oncura and Ultrasound businesses, the Company evaluated the net realizability of all of the related assets at December 31, 2016. As a result, the company recorded a pre-tax asset impairment charges of $73.1 million and $83.5 million for the three and nine months ended April 30, 2017, associated with the write-off of the Oncura and Ultrasound net intangibles and goodwill balances.

Note 6: The quarter and year to date Q3 FY 2017 non-GAAP tax rate differs from the GAAP tax rate primarily due to acquisition related adjustments and stock compensation expenses. The quarter and year to date Q3 FY 2016 non-GAAP tax rates differ from the GAAP tax rates primarily due to the BK Matter Inquiry costs and by acquisition related amortization expense.